SMITHFIELD FOODS, INC.
                                   EXHIBIT 11
                   COMPUTATION OF NET INCOME PER COMMON SHARE


Net income and the number of common shares and common equivalent shares used to present net income per common share were computed as follows:
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

                                                      13 Weeks           13 Weeks           39 Weeks           39 Weeks
                                                        Ended              Ended              Ended              Ended
Income (in thousands)                               Jan. 26, 1997      Jan. 28, 1996      Jan. 26, 1997      Jan. 28, 1996
---------------------                               -------------      -------------      -------------      -------------
Net income                                             $15,734           $ 8,687           $25,497            $ 8,908

Dividends accumulated for Series B
   and C preferred stock                                  (337)             (536)           (1,012)              (874)
                                                       -------             ------           -------            -------

Net income available to
   common stockholders                                 $15,397           $ 8,151           $24,485            $ 8,034
                                                       =======           =======           =======            =======



Common shares (in thousands)
   Weighted average common shares:
   Outstanding                                          18,037            16,910            18,023             16,576
   Net effect of dilutive stock options                    759               723               546                576
                                                       -------            -------          --------            -------

      Common shares for computation                     18,796            17,633            18,569             17,152
                                                       =======           =======          ========            =======



      Net income per common share                      $   .82           $   .46          $   1.32            $   .47
                                                       =======           =======          ========            =======

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